Exhibit 3.1

CERTIFICATE OF FORMATION

OF

FIRSTCASH HOLDINGS, INC.

FirstCash Holdings, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby adopts the following Certificate of Formation for the Corporation (the “Certificate of Formation”). The Corporation was originally formed as a Delaware corporation under the name “FirstCash Holdings, Inc.” on October 21, 2021, and subsequently converted to a Texas corporation formed under the same name on June 18, 2026, pursuant to a plan of conversion. The address of the Delaware corporation was 1600 West 7th Street, Fort Worth, Texas 76102.

ARTICLE I

The name of the Corporation shall be FirstCash Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Texas is 211 East 7th Street, Suite 620, Austin, Texas 78701 and the name of its registered agent at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company. The initial mailing address of the Corporation is 1600 West 7th Street, Fort Worth, Texas 76102.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

The period of duration of the Corporation is perpetual.

ARTICLE V

The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 consisting of 90,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Texas.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors consisting of not less than one nor more than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by the board of directors. The directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors, Class I being the class most recently elected for a term expiring at the annual meeting of shareholders to be held in 2029, Class II being the class having a term expiring at the annual meeting of shareholders to be held in 2027, and Class III being the class having a term expiring at the annual meeting of shareholders to be held in 2028. Beginning with the next annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase shall hold office until the next meeting of shareholders to elect directors of the Corporation, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. To the fullest extent permitted by the TBOC, any vacancy on the board of directors may be filled by majority vote of the directors then in office, even if less than a quorum, by the sole remaining director, or by a vote of holders of a majority of the outstanding shares entitled to vote in an election of the board of directors. Any director elected to fill a vacancy (other than if such vacancy is the result of an increase in the number of directors) shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

The number of directors constituting the initial board of directors is eight and their names and addresses are as follows:

Name	Address
Daniel R. Feehan, Chairman	1600 West 7th Street,
Fort Worth, Texas 76102
Rick L. Wessel, Vice Chairman	1600 West 7th Street,
Fort Worth, Texas 76102
Mikel D. Faulkner	1600 West 7th Street,
Fort Worth, Texas 76102
Daniel E. Berce	1600 West 7th Street,
Fort Worth, Texas 76102
Marthea Davis	1600 West 7th Street,
Fort Worth, Texas 76102
Paula K. Garrett	1600 West 7th Street,
Fort Worth, Texas 76102
James H. Graves	1600 West 7th Street,
Fort Worth, Texas 76102
Randel G. Owen	1600 West 7th Street,
Fort Worth, Texas 76102

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Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling vacancies and other features of such directorships shall be governed by the terms of this Certificate of Formation or the resolution or resolutions adopted by the board of directors pursuant to Article V hereof, and such directors so elected shall not be divided into classes pursuant to this Article VI, unless expressly provided by such terms.

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article VI as one class.

The foregoing Article VI may be amended, altered, repealed or rescinded by the affirmative vote of sixty-six and two-thirds (66 2/3%) of the outstanding stock of the Corporation entitled to vote.

ARTICLE VII

Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken upon the vote of the shareholders at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation or without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the board of directors, a committee of the board of directors, the chairman or vice chairman of the board of directors, the chief executive officer, or by the holders of not less than 50% of the Corporation’s then outstanding shares of capital stock entitled to vote at such meeting.

ARTICLE VIII

To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, or in the officer’s capacity as an officer, as applicable. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any amendment, modification, or repeal of this Article VIII shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission prior to such amendment, modification or repeal.

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ARTICLE IX

To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its directors and officers (and any other persons to which the TBOC permits the Corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers or other persons, vote of shareholders or disinterested directors or otherwise.

ARTICLE X

Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of shareholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Formation shall entitle the holder thereof to the right to vote at any meeting of shareholders, except as the provisions of the TBOC shall otherwise require.

ARTICLE XI

The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto.

ARTICLE XII

In furtherance of, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation.

ARTICLE XIII

The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Certificate of Formation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation.

ARTICLE XIV

Subject to the rights, if any, of the holders of Preferred Stock as specified in this Certificate of Formation or in any certificate of designation, and further subject to the Bylaws and the provisions of Article VI of this Certificate of Formation, the vote of shareholders holding a majority of the shares of stock entitled to vote on the matter then outstanding shall be sufficient to approve, authorize, adopt, or otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any (i) merger or consolidation of the Corporation with or into any other corporation, (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or other entity, (iii) dissolution of the Corporation, (iv) amendment of this Certificate of Formation, or (v) any “fundamental action” or “fundamental business transaction” as defined in the TBOC.

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ARTICLE XV

To the fullest extent permitted by the TBOC and other applicable law, as presently existing or as they may hereafter be in effect from time to time, the Corporation is authorized to designate in its Bylaws such state courts, federal courts and arbitral bodies to serve as the forums and venues for the resolution of specified actions, proceedings and disputes among the Corporation, its shareholders, directors, officers, employees and agents owing a fiduciary duty to the Corporation or the Corporation’s shareholders, and their respective affiliates, and to designate any such court or body as exclusive (a “Designated Tribunal”).

If any action the subject matter of which is within the scope of this Article XV and the Bylaws is filed in a court or arbitral body other than a Designated Tribunal specified in the Bylaws (a “Foreign Action”), by or in the name of any such shareholder, director, officer, employee or agent, they shall be deemed to have notice of, and have consented to, (a) the exclusive personal jurisdiction of the Designated Tribunal to enforce this Article XV with respect to the Foreign Action and (b) having service of process made upon them in any such action by service upon their counsel in the Foreign Action as their agent. The existence of any prior consent to, or selection of, an alternative forum by the Corporation shall not act as a waiver of the Corporation’s ongoing consent right as set forth in this Article XV and the Bylaws with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING OR HOLDING ANY INTEREST IN SHARES OF STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ASSERTING AN "INTERNAL ENTITY CLAIM" AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OTHER LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM WITHIN THE SCOPE OF THIS ARTICLE XIII IN VIEW OF, AMONG OTHER CONSIDERATIONS, THE FACT THAT FOR THE ENTIRE HISTORY OF THE CORPORATION AS A DELAWARE CORPORATION PRIOR TO ITS CONVERSION TO A TEXAS CORPORATION, TRIAL BY JURY WAS NOT AVAILABLE TO PERSONS OR ENTITIES PURCHASING OR OTHERWISE ACQUIRING OR HOLDING ANY INTEREST IN SHARES OF STOCK OF THE CORPORATION UNDER THE LAWS OF DELAWARE.

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IN WITNESS WHEREOF, the undersigned Texas corporation has caused this Certificate of Formation to be signed by its Chief Executive Officer this 18th day of June, 2026.

FIRSTCASH HOLDINGS, INC., a Texas corporation

By:	/s/ Rick L. Wessel
RICK L. WESSEL, Chief Executive Officer

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